     As filed with the Securities and Exchange Commission on February 16, 2006

                                             Securities Act File No. 333-123458
                                      Investment Company Act File No. 811-07404

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       [ ] PRE-EFFECTIVE AMENDMENT NO.



                       [X] POST-EFFECTIVE AMENDMENT NO. 1


                        (CHECK APPROPRIATE BOX OR BOXES)

               VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 847-2424
                        (AREA CODE AND TELEPHONE NUMBER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)


                                   COPIES TO:



                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700



================================================================================

                                EXPLANATORY NOTE


     The Joint Proxy Statement/Prospectus in the form filed on May 11, 2005 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, and the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement (File Nos. 333-123458 and 811-7404) as filed on May 5, 2005 are incorporated herein by reference.



     This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION



     There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Van Kampen California Value Municipal Income Trust (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-123458 and 811-7404) as filed with the Securities and Exchange Commission on May 5, 2005, which information is incorporated herein by reference.


ITEM 16.  EXHIBITS


     1. (a)    Declaration of Trust of the Registrant and amendments thereto ++



        (b)    Certificate of Vote Establishing Preferred Shares+++

     2.        Bylaws of the Registrant and amendments thereto++

     3.        Not applicable
     4.        Form of Agreement and Plan of Reorganization++++

     5. (a) Specimen share certificate for common shares of the Registrant++


        (b) Specimen share certificate for preferred shares of the Registrant++


     6. (a)    Investment Advisory Agreement and amendment thereto++


        (b)    Administration Agreement++

     7.        Not Applicable

     8. (a)    Form of Amended and Restated Deferred Compensation Plan++


        (b)    Form of Retirement Plan for Each Closed End Fund++


     9.        Custodian Contract and amendments thereto++

     10.       Not Applicable

     11. Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant++


     12.(a) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen California Municipal Trust+

        (b) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen California Quality Municipal Trust+

        (c) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen Trust for Investment Grade California Municipals+


     13.(a)    Transfer Agency and Service Agreement++


        (b)    Auction Agency Agreement++


        (c)    Form of Broker-Dealer Agreement++


        (d)(i) Letter of Representations++


          (ii) Form of Letter of Representations++


        (e)    Fund Accounting Agreement and amendment thereto++


        (f)    Amended and Restated Legal Services Agreement++


     14. Consent of independent registered public accounting firm for the Registrant and the Target Funds++

     15.       Not Applicable
     16.       Power of Attorney+

     17.(a)    Code of Ethics of the Investment Adviser++


        (b)    Code of Ethics of the Funds++


        (c)    Proxy cards for the Target Funds++


        (d)    Proxy card for the Acquiring Fund++



    + Filed herewith.

   ++ Incorporated herein by reference to Pre-Effective Amendment No. 1 to
      Registrant's Registration Statement on Form N-14, File Nos. 333-123458 and 811-7404, filed May 5, 2005.

  +++ Filed as Appendix B to the Statement of Additional Information and incorporated herein by reference to Registrant's Registration Statement on Form N-14 as filed via EDGAR on March 18, 2005.
 ++++ Filed as Appendix A to the Statement of Additional Information and incorporated herein by reference to Registrant's Registration Statement on Form N-14 as filed via EDGAR on March 18, 2005.


ITEM 17. UNDERTAKINGS

     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on February 16, 2006.


                             VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST


                             By: /s/ Stefanie V. Chang Yu
                                 ------------------------------------
                                 Stefanie V. Chang Yu
                                 Vice President and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


               SIGNATURES                               TITLE
               ----------                               -----

Principal Executive Officer:


          /s/ Ronald E. Robison*              President and Principal
-------------------------------------------   Executive Officer
              Ronald E. Robison


Principal Financial Officer:


          /s/ Phillip G. Goff*
-------------------------------------------   Chief Financial
              Phillip G. Goff                 Officer and Treasurer



Trustees:

          /s/ David C. Arch*                  Trustee
-------------------------------------------
              David C. Arch


          /s/ Jerry D. Choate*                Trustee
-------------------------------------------
              Jerry D. Choate


          /s/ Rod Dammeyer*                   Trustee
-------------------------------------------
              Rod Dammeyer

          /s/ Linda Hutton Heagy*             Trustee
-------------------------------------------
              Linda Hutton Heagy

          /s/ R. Craig Kennedy*               Trustee
-------------------------------------------
              R. Craig Kennedy

          /s/ Howard J Kerr*                  Trustee
-------------------------------------------
              Howard J Kerr




          /s/ Jack E. Nelson*                 Trustee
-------------------------------------------
              Jack E. Nelson




          /s/ Hugo F. Sonnenschein*           Trustee
-------------------------------------------
              Hugo F. Sonnenschein

          /s/ Wayne W. Whalen*                Trustee
-------------------------------------------
              Wayne W. Whalen

          /s/ Suzanne H. Woolsey*             Trustee
-------------------------------------------
              Suzanne H. Woolsey


* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.



          /s/ Stefanie V. Chang Yu            February 16, 2006
-------------------------------------------
              Stefanie V. Chang Yu
              Attorney-in-Fact

                       SCHEDULE OF EXHIBITS TO FORM N-14
               VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST

Exhibit
-------



12(a) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen California Municipal Trust

  (b) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen California Quality Municipal Trust

  (c) Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant's acquisition of Van Kampen Trust for Investment Grade California Municipals



16        Power of Attorney